Exhibit 16.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C.  20549

Commissioners:

                  I have read the statements made by Soyo Group, Inc., which I understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated February 12, 2003. I agree with the statements concerning my Firm in such Form 8-K.



Very truly yours,

Gerald R. Perlstein, CPA